                                                                    Exhibit 99.2

FOR IMMEDIATE RELEASE:

Sun Capital Will Acquire U.S. Assets of ACT Manufacturing

Boca Raton, FL - July 3, 2002 - Sun ACT Acquisition Corp., an affiliate of Sun Capital Partners, Inc., a leading private investment firm specializing in leveraged buyouts and turnarounds of market-leading companies, has emerged from the bankruptcy process as the winning bidder for the U.S. assets of ACT Manufacturing, Inc. After the transaction closes, the U.S. business will be a separate operating entity providing value-added electronics manufacturing services to original equipment manufacturers in the networking and telecommunications, high-end computer and industrial and medical equipment markets. The transaction is expected to close within one week.

"ACT Manufacturing has developed a strong reputation in its industry. This reputation, combined with a healthy balance sheet, will be very beneficial as the economy recovers and volume increases," said M. Steven Liff, Vice President of Sun Capital, based in Boca Raton, Florida. "Furthermore, by combining our business expertise at Sun Capital with the strengths of existing management, we expect to extend ACT's position in its respective market niche."

ACT's Chief Executive Officer, John A. Pino added, "We are pleased with the results of our court approved auction process and especially enthusiastic that Sun Capital has emerged as the successful bidder to acquire ACT's domestic operations." He added, "The acquisition by Sun Capital will create a preeminent technology supplier with a strong commitment to its customers, employees and suppliers."

About Sun Capital Partners, Inc.

Sun Capital Partners, Inc. is a leading private investment firm focused on leveraged buyouts of market-leading companies that can benefit from its in-house operating professionals and experience. Sun Capital has invested in more than 30 companies during the past several years with combined revenues in excess of $3 billion. Investments have included companies in the following industries: paper and packaging, filmed entertainment, automotive after-market parts, financial services, healthcare, media and communications, outdoor advertising, building products, wireless communication, industrial and decorative mirrors, computer and workstation peripherals, consumer products, furniture manufacturing, general merchandise distribution and technology. For more information about Sun Capital Partners, visit www.suncappart.com.

For More Information Call:

M. Steven Liff, Vice President
Sun Capital Partners, Inc.
561-394-0550

Joseph Driscoll, Chief Financial Officer
ACT Manufacturing, Inc.
978-567-4000